Exhibit 99.8

CONSENT OF RAYMOND BINGHAM

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Cypress Semiconductor Corporation (“Cypress”), to which this consent will be filed as an exhibit (the “Registration Statement”), as a person to become a member of Cypress’ board of directors effective as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger and Reorganization, dated as of December 1, 2014, by and among Cypress, Spansion Inc. and Mustang Acquisition Corporation) and to the filing of this consent as an exhibit to the Registration Statement.

Dated: December 19, 2014

/s/ Raymond Bingham
Raymond Bingham